Exhibit 99.1
News Release
Cash Systems Announces Management Change
LAS VEGAS, Feb 21, 2006 (BUSINESS WIRE) — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced that David Clifford, the Company’s Chief Financial Officer, is leaving the company for personal reasons. Chris Larson, the Company’s Chief Operating Officer, and former CFO, will assume the position on an interim basis until a permanent replacement is found. Mr. Larson served as the Company’s Chief Financial Officer from 2000 to 2004.
Michael Rumbolz, President and Chief Executive Officer of Cash Systems, Inc. stated, “We appreciate Dave’s desire to focus on his family at this time and we wish him well in the future.”
The Company is conducting an active search for a new CFO and expects to complete the search in the next several months.
“We are actively searching for a replacement with a background in the gaming industry, acquisition and integration experience, as well as proven accounting skills. Although we are early in the process we already have a number of highly qualified candidates. While we would like to expedite the process, we want to be certain we find the candidate that provides the best strategic fit for our team,” concluded Mr. Rumbolz.
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas and Minneapolis, is a provider of cash access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
Forward-Looking Statements
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
SOURCE: Cash Systems, Inc.
Integrated Corporate Relations
Don Duffy or Ashley Ammon, 203-682-8200